If filing more than one
NSAR Exhibit

Strategic Global Income Fund, Inc.

File 8116475

For Period Ending May 31, 2001



Item 77C

Submission of Matters to a Vote of Security Holders

An annual meeting of shareholders of the Registrant was held on March 15, 2001. At the meeting, shareholders approved a proposal to permit the Funds investment advisor, subject to the approval of the Funds Board of Directors, to appoint and replace subadvisors, to enter into subadvisory
contracts and to amend subadvisory contracts on behalf
of the Fund subject to ratification and approval by the Funds shareholders at the Funds next regularly scheduled annual meeting. Voting on this proposal was as follows Shares Voted For 8,185,410.2837 Shares Voted
Against  319,949.3127 Shares Abstain  284,582.6269
Broker NonVotes 2,398,043.0000. Shareholders also elected board members and ratified the selection of independent auditors however, pursuant to Instruction
2 of SubItem 77C of Form NSAR, it is not necessary to provide in this exhibit details concerning shareholder action on these two proposals since there were no solicitations in opposition to the Registrants nominees and all of the nominees were elected.




NSAR Exhibit

Strategic Global Income Fund, Inc.

File 8116475

For Period Ending May 31, 2001



Item 77D

The Fund may invest in other investment companies whose investment objectives and policies are consistent with those of the Fund. In accordance with the Investment
Company Act of 1940, as amended, the Fund may purchase the securities of other investment companies if immediately thereafter not more than i 3percent of the total outstanding voting stock of any such company is owned by the Fund, ii 5percent of the Funds total assets, taken at market value, would be invested in any one such company, iii 10percent of the Funds total assets, taken at market value, would be invested in such securities, and iv the Fund, together with other investment companies having the same investment adviser and companies controlled by such companies, owns not more than 10percent of the total outstanding stock of any one closed end investment company. If the Fund acquires shares in other investment companies, stockholders would bear both their proportionate share of expenses in the Fund including investment advisory and administrative fees and, indirectly, the expenses of such investment companies including investment advisory and administrative fees.

Strategic Global Income Fund, Inc.